EXHIBIT 10.1

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January 2015, by and between IZEA, Inc., a Nevada corporation headquartered at 480 N. Orlando Avenue, Suite 200, Winter Park, Florida 32789 (the “Company”), and Ryan S. Schram, an individual residing at 1894 Bristol Court, Milford, Michigan 48380 (“Executive”). As used herein, the “Effective Date” of this Agreement shall mean January 1, 2015. This Agreement supersedes, amends and restates in its entirety that certain Executive Employment Agreement, dated as of July 30, 2011, as amended by Compensation Addendum dated November 3, 2013, between the Company and Executive.
W I T N E S S E T H:
WHEREAS, the Executive desires to be employed by the Company as its Chief Operating Officer and the Company wishes to employ Executive in such capacity;
NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:
1.Employment and Duties. The Company agrees to employ and Executive agrees to serve as the Company’s Chief Operating Officer. The duties and responsibilities of Executive shall include the duties and responsibilities as the Board of Directors of the Company (the “Board”) may from time to time assign to Executive.
Executive shall devote substantially all of his working time and efforts during the Company’s normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Provided that none of the additional activities interferes with the performance of the duties and responsibilities of Executive or are determined to be inconsistent with the position, standing, stature, reputation or best interests of the Company, nothing in this Section 1 shall prohibit Executive from (a) serving as a director or member of a committee of up to two (2) entities that do not, in the good faith determination of the Board, compete or present the appearance of competition with the Company or otherwise create, or could create, in the good faith determination of the Board, a conflict of interest or appearance of a conflict of interest with the business of the Company; (b) delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise; provided, that any fees, royalties or honorariums received therefrom shall be promptly turned over to the Company; (c) serving as a director or trustee of any governmental, charitable or educational organization; or (d) engaging in additional activities in connection with personal investments and community affairs; provided that such activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 13.

2.Term. The term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2017, and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with written notice of his or its intention not to renew this Agreement at least three (3) months prior to the expiration of the Initial Term or any renewal term of this Agreement. “Employment Period” shall mean the Initial Term plus renewals, if any.
3.Place of Employment. Executive’s primary office location shall be his home office in Michigan; provided, however, that Executive shall be expected to and will spend significant time at the Company’s offices located in Winter Park, Florida as mutually determined by the parties. The parties acknowledge that Executive may be required to travel in connection with the performance of his duties hereunder.
4.Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period a base salary (the “Base Salary”) at an annual rate of $240,000. Executive shall receive a guaranteed Base Salary increase of no less than 2% on April 1 of each calendar year beginning in 2015. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices.
5.Bonuses. The Executive shall be eligible to receive an annual and quarterly bonus the (“Bonus”) as set forth in the attached Schedule A (unless adjusted by the Compensation Committee of the Board (the “Compensation Committee”)). The Bonus shall be paid by the Company to the Executive promptly after determination that the relevant targets have been met; it being understood that the attainment of any financial targets associated with any bonus shall not be determined until following the completion of the Company’s quarterly review and shall be paid promptly following the Company’s announcement of earnings but, in any event, not later than the earlier of (a) fifteen (15) days following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for such quarter or (b) the fourth pay period after such quarter or eighth pay period after year end. In the event that the Compensation Committee is unable to act or if there shall be no such Compensation Committee, then all references herein to the Compensation Committee (except in the proviso to this sentence) shall be deemed to be references to the Board.
6.Severance Compensation. Upon termination of Executive’s employment prior to expiration of the Employment Period unless the Executive’s employment is terminated for Cause or Executive terminates his employment without Good Reason, the Executive shall be entitled to receive any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, any accrued but unused vacation time through the termination date in accordance with Company policy and an amount equal to Executive’s Base Salary during the prior six months and Bonus and Override Bonus during the prior six months (the “Separation Period”), as in effect as of the date of termination (the “Separation Payment”), provided that Executive executes an agreement releasing Company and its affiliates from any liability associated with this Agreement in form and terms satisfactory to the Company and complies with his other obligations under this Agreement as provided in Section 12 and 13 hereof, as a condition to such Separation Payment. In the event that either party provides the other party with written notice not to renew this Agreement at least three (3) months prior to the expiration of the Employment Period pursuant to Section 2 and the Company, after such notice, terminates Executive’s employment prior to the expiration of the Employment Period, the date of termination for purposes of this Section 6 shall be construed to be the expiration of the Employment Period; the effect of which shall be that Executive shall continue to receive his Base Salary, Bonuses and other perquisites and benefits specified in this Agreement through the stated Employment Period after which the Severance Compensation as specified in this Section 6 shall commence. For purposes of illustration, in the event that Executive notifies Company on September 15, 2017 of his intention not to renew this Agreement and Company, on September 16, 2017 terminates Executive’s employment, Executive shall be entitled to receive his Base Salary, Bonuses and other perquisites and benefits specified in this Agreement in full through December 31, 2017 as if still employed by Company with the Severance Compensation specified in this Section 6 to commence on January 1, 2018. In addition, the Executive’s cost of COBRA coverage will be covered for a period of six months following the date of termination. The Separation Payment shall be paid in accordance with the customary payroll practices of the Company.
7.Equity Awards. The Executive shall be eligible for such grants of awards under a Company incentive plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee or Board may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions; provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan. The Executive will be eligible for option grants as outlined in Schedule B.
8.Clawback Rights. (a) The Bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Company Clawback Rights,” as follows: During the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of one (1) year thereafter, if there is a Restatement (as defined below) of any financial results from which any Clawback Benefits to Executive shall have been determined, Executive agrees to repay any Clawback Benefits amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the Restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to the Executive by the Compensation Committee following a publicly announced Restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the Revised Clawback Benefits amount shall be determined by the Compensation Committee and applicable law, rules and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Executive. The Clawback Rights shall be subject to applicable law, rules and regulations. For purposes of this Section 8, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean “a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatement”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatement conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and requires recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd Frank Act and any and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such rules and regulation as hereafter may be adopted and in effect.
(b)    Notwithstanding the foregoing, the Clawback Benefits, including Share Awards, shall be subject to automatic forfeiture to the Company if at any time during the period that the Executive is employed by the Company and upon the termination of the Executive’s employment and for a period of one (1) year thereafter if there is (i) any breach of any Agreement by Executive relating to confidentiality, non-competition, non-raid of employees, or non-solicitation of vendors or customers; or (ii) any material breach of Company policy or procedures which causes harm to the Company, as determined by the Board (collectively, the “Fiduciary Clawbacks”). In the event of a Fiduciary Clawback, the Executive shall forfeit the Clawback Benefits, including Share Awards, to the Company within ninety (90) days of the occurrence of a breach pursuant to (i) or (ii) herein.
9.Expenses. Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive shall properly account for such expenses in accordance with Company policies and procedures.
10.Other Benefits. During the term of this Agreement, the Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees. The Executive shall be entitled to five (5) weeks of vacation (in addition to the usual national holidays) during each contract year during which he serves hereunder. Such vacation shall be taken at such time or times as will be mutually agreed between the Executive and the Company. Vacation not taken during a calendar year may not be carried forward.
11.Termination of Employment.
(a)Death. If Executive dies during the Employment Period, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive’s heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata Bonus for the current year through the date of death, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. In addition, the Executive’s spouse and minor children shall be entitled to Medical Continuation Coverage including, without limitation, health, medical, dental plans.
(b)Disability. In the event that, during the term of this Agreement the Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Executive or his heirs, administrators or executors any earned but unpaid Base Salary, unpaid pro rata Bonus for the current year accrued through the Executive’s last date of employment with the Company, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. In addition, the Executive’s spouse and minor children shall be entitled to Medical Continuation Coverage. For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his duties and responsibilities hereunder for a period of not less than an aggregate of three (3) months during any twelve (12) consecutive months. If this Agreement is terminated for Disability, the Executive will receive his then current salary until such time (but not more than 120 days after such disability) as payments begin under any disability insurance plan of the Executive.
(c)Cause.
(1)At any time during the Employment Period, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive’s death or Disability) after a written demand by the Board for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to, a felony; or (c) fraud, dishonesty or gross misconduct which is materially and demonstratively injurious to the Company. Termination under clauses (b) or (c) of this Section 11(c)(1) shall not be subject to cure.
(2)For purposes of this Section 11(c), no act, or failure to act, on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interest of the Company (including reputationally). Prior to any termination for Cause, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and after such hearing, there is at least a majority vote of the full Board (other than Executive) to terminate him for Cause. After providing the notice in foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this Section 11 (c) has been made.
(3)Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(d)Good Reason and Without Cause.
(1)At any time during the term of this Agreement, subject to the conditions set forth in Section 11(d)(2) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events: (A) the assignment, without the Executive’s consent, to the Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that he assumed on the Effective Date; (B) the assignment, without the Executive’s consent, to the Executive of a title that is different from and subordinate to the title Chief Operating Officer of the Company or any subsidiary; provided, however, for the absence of doubt following a Change of Control, should the Executive cease to retain either the role or responsibilities assumed on the Effective Date, or Executive is required to serve in a diminished capacity or lesser role, in a division, subsidiary or unit of another entity continuing the Company’s business (including the acquiring entity), such event shall constitute Good Reason regardless of the title of Executive in such acquiring company, division or unit; or (C) material breach by the Company of this Agreement.
(2)Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice.
(3)In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason or the Company terminates this Agreement and Executive’s employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) the Separation Payment amount; provided, however, that in the event Executive elects to terminate this Agreement for Good Reason, such election must be made within ninety (90) days of the occurrence of the Change of Control and Executive shall be entitled to receive the Separation Payment. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(4)Executive shall not be required to mitigate the amount of any payment provided for in this Section 11(d) by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 11(d) be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by Executive from any other source at any time before and after the termination date. The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against Executive for any reason. Notwithstanding anything herein to the contrary, the benefits to Executive under this Agreement shall be reduced by the amount of any insurance proceeds.
(e)Without “Good Reason” by Executive. At any time during the term of this Agreement, the Executive shall be entitled to terminate this Agreement and the Executive’s employment with the Company without Good Reason by providing prior written notice of at least thirty (30) days to the Company. Upon termination by the Executive of this Agreement or the Executive’s employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date and any accrued but unused vacation time through the termination date in accordance with Company policy. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.
(f)Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding Common Stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Common Stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Common Stock or securities convertible, exercisable or exchangeable into Common Stock directly from the Company, or (B) any acquisition of Common Stock or securities convertible, exercisable or exchangeable into Common Stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company. If there is a Change of Control, and subsequent thereto Executive's employment with the Company terminates at any time within six (6) months after such Change of Control for reasons other than as provided in Section 11(c) or 11(e), then Executive shall be paid pursuant to this Agreement an amount for the greater period of: (i) the Separation Period set forth in Section 6 or (ii) the period remaining between the date of such termination and the six (6) month anniversary of the Change of Control at Executive's then current Base Salary (pursuant to Section 4) at the date of termination.
(g)Any termination of the Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; provided, however, failure to provide timely notification shall not affect the employment status of Executive.
12.Confidential Information.
(a)Disclosure of Confidential Information. The Executive recognizes, acknowledges and agrees that he has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (^”Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Executive. The Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, the Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by the Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of the Executive’s employment hereunder.

(b)The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.
(c)In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.
13.Non-Competition and Non-Solicitation.
(a)The Executive agrees and acknowledges that the Confidential Information that the Executive has already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the term of the Employment Period, the definition of Territory shall be automatically expanded to cover such other areas), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The provisions of this Section 13 shall survive the termination of the Executive’s employment hereunder.
(b)The Executive hereby agrees and covenants that he shall not, during the Employment Period and any Separation Period, without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided, however, that the Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Employment Period and the Separation Period and thereafter to the extent described below, within the Territory:
(1)Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the business of the Company;
(2)Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the business of the Company;
(3)Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or
(4)Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.
With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 13(b) shall continue during the Employment Period and until one (1) year following the termination of this Agreement or of the Executive’s employment with the Company (including upon expiration of this Agreement), whichever occurs later, unless this Agreement or Executive’s employment was terminated by Executive for Good Reason or by Company without Cause.
14.Section 409A.
The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any final regulations and guidance promulgated thereunder (“Section 409A”), and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in- kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.
Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A- 2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-l(b)(9)(iii), et seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination, then only that portion of the severance and benefits payable to Executive pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Executive’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Executive is terminated, plus (y) the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Company’s taxable year preceding the Company’s taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1 (b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
15.Miscellaneous.
(a)The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of Section 12 or Section 13 of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of Section 12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.
(b)Neither the Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to the Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.
(c)During the term of this Agreement, the Company (i) shall indemnity and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company.
(d)This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive’s employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged (it being understood that, pursuant to Section 7, Share Awards shall govern with respect to the subject matter thereof). The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
(f)The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.
(h)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the County of Orange and State of Florida.
(i)This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.
(j)The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.
(k)The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

[Signature page follows immediately]

IN WITNESS WHEREOF, the Executive and the Company have caused this Amended and Restated Executive Employment Agreement to be executed as of the date first above written.

COMPANY:		EXECUTIVE:

IZEA, INC.		RYAN S. SCHRAM

By:	/s/ Edward H. Murphy	By:	/s/ Ryan S. Schram
Title:	CEO
Date:	January 25, 2015	Date:	January 25, 2015

By:	/s/ Brian Brady
Compensation Committee
Date:	January 25, 2015

Schedule A
Cash Bonuses
Revenue Override Bonus
The Executive shall be entitled to a bonus equal to 0.4% of the Company’s Gross Revenue, increasing to 0.65% of Gross Revenue upon exceeding the Gross Revenue Budget, as determined prior to the start of each calendar year by the Board of Directors in collaboration with the Executive. Gross Revenue Budget may be adjusted by the Board of Directors in collaboration with the Executive from time to time based on material changes in the companies operating structure such as acquisition or financing.
Payment of Revenue Override Bonus: Not later than the earlier of (a) 15 days following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for such quarter or (b) the 4th pay period after such quarter or 8th pay period after year end, the Executive will be paid the Revenue Override Bonus as calculated from the preceding quarter.
“Gross Revenue” is determined by applying generally accepted accounting principles (GAAP).
Cash Bonus KPIs
The Executive will be entitled to an annual cash bonus of up to $100,000 per year based upon achieving specified key performance indicators (the “Cash Bonus KPIs”), as determined prior to the start of each calendar year by the Board of Directors in collaboration with the Executive. Cash Bonus KPIs may be adjusted by the Board of Directors in collaboration with the Executive from time to time based on material changes in the companies operating structure such as acquisition or financing. The bonus will be split 20% per quarter for quartile goals and 20% annually for annual goals. Not later than the earlier of (a) 15 days following the filing of the Company's Quarterly Report on Form 10-Q or Annual Report on Form 10-K for such quarter or (b) the 4th pay period after such quarter or 8th pay period after year end, the Executive will be paid the bonus in accordance with the Company's regular payroll practices.

Schedule B
Equity Awards
Annual Stock Options
The Executive shall be granted stock options annually beginning January 1, 2015 and each January 1 thereafter, which entitle him to purchase shares of common stock of the Company valued at $25,000 based on standard Black-Scholes modeling (but, in any event, the number of underlying shares of common stock shall not exceed 133,333 shares (as adjusted for stock splits and similar events)), at an exercise price per share equal to the market price of the common stock on the date of grant, which options shall vest in 48 equal installments, commencing on the grant date and on the last day of each succeeding month thereafter until all options are vested, and pursuant to a customary stock option agreement which will contain the terms pertaining to the stock options contained in this Schedule B, which the Executive and the Company shall enter into within 10 days after this Agreement is executed by both of the parties. In the event that the fair market value of the stock option grant is less than $25,000 as limited by the 300,000 share cap, the Executive shall be entitled to receive either 50% of the difference in fair market value in cash or 100% of the value in Restricted Stock Units at the then current Company common stock trading price and with the same vesting schedule as the above stock options, at the sole option of the Board.
Stock Bonus KPIs
The Executive shall also be entitled to receive additional stock options as a bonus, which would entitle him to purchase shares of common stock of the Company valued at up to $25,000 per year based on standard Black-Scholes modeling (but, in any event, the number of underlying shares of common stock shall not exceed 300,000 shares (as adjusted for stock splits and similar events)), at an exercise price per share equal to the market price of the common stock on the date of grant, based upon the Company’s and the Executive’s achievement of specified key performance indicators (the “Stock Bonus KPIs”). The bonus will be split 20% per quarter for quartile goals and 20% annually for annual goals. Not later than the earlier of (a) 15 days following the filing of the Company’s Quarterly Report on Form 10-Q or Annual Report on Form 10-K for such quarter or (b) the 4th pay period after such quarter or 8th pay period after year end, the Executive will be issued the bonus stock options. The options shall vest in 48 equal installments, commencing on the last day of the month in which the grant occurred and on the last day of each succeeding month thereafter until all options are vested, and pursuant to a customary stock option agreement which will contain the terms pertaining to the stock options contained in this Schedule B.
Provisions Applicable to the Stock Options
In the event of termination of the employment (A) by the Executive pursuant to Section 11(e) or (B) by the Company pursuant to Section 11(c), all stock options not theretofore vested will lapse and be forfeited. In the event the Executive’s employment is terminated for any other reason (including for Good Reason or disability and death), all stock options not theretofore vested will thereupon become immediately vested on the date of termination, and, in the event of Executive’s death, all stock options provided for under this Agreement will transfer to the Executive’s estate.

Upon a Change of Control, as provided in Section 11(f), 50% of all unvested stock options granted to the Executive will vest immediately and the remaining 50% of all stock options granted to the Executive will vest upon the earlier of eighteen (18) months after such Change of Control or the date of the Executive’s termination for any reason, other than pursuant to Section 11(c), by the acquiring company. Except as otherwise provided in the next paragraph, each stock option will expire ten years after it is granted.
In the event of termination of the employment of the Executive, all unexercised and exercisable stock options granted to him hereunder must be exercised by him, or his estate (or heir(s)), as the case may be: (A) within twelve (12) months after the date of termination, if the termination is due to disability, as provided in Section 11(b), (B) within twelve (12) months after the date of termination, in the event of death of the Executive, as provided in Section 11(a), or within three (3) months after the date of death if the termination was pursuant to disability, or (C) within six (6) months after the date of termination if the termination is for any other reason; provided, however, that in the event of the Executive’s employment is terminated pursuant to Section 11(c), all unexercised and exercisable stock options granted to him hereunder become null and void immediately upon termination.